Exhibit 2.1
MERGER AGREEMENT AND PLAN OF REORGANIZATION

Dated as of December 2, 2021

This MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of December 2, 2021 by and among Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), FRT Holdco REIT, a Maryland real estate investment trust (“Holdco”), and FRT Merger Sub REIT, a Maryland real estate investment trust (“Merger Sub” and, together with the Company and Holdco, collectively the “Parties”).

BACKGROUND

A.As of the date hereof, Holdco is a wholly-owned subsidiary of the Company, and Merger Sub is a wholly-owned subsidiary of Holdco. Holdco also owns all of the issued and outstanding limited liability company interests of Federal Realty GP LLC, a Delaware limited liability company (“New LLC”).

B.The Parties intend to effect a reorganization pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving entity (the “Merger”). In connection with the Merger and at the Effective Time (as defined herein), (i) each share of beneficial interest of the Company outstanding immediately prior to the Effective Time will be converted automatically into one corresponding share of beneficial interest of Holdco, (ii) each share of beneficial interest of Merger Sub outstanding immediately prior to the Effective Time will be converted automatically into one corresponding share of beneficial interest of the Company and (iii) each share of beneficial interest of Holdco outstanding immediately prior to the Effective Time will be cancelled, in each case as more fully described herein. At the Effective Time, the Company will change its name as set forth herein, and, following the Effective Time, Holdco will change its name to “Federal Realty Investment Trust” (i.e., the prior name of the Company).

C.Following the Effective Time, the Company will convert from a Maryland real estate investment trust to a Delaware limited partnership to be named “Federal Realty OP LP” (the “Partnership Conversion”). As used in this Agreement, the term “Partnership” refers to the Company from and after the Partnership Conversion. Upon the Partnership Conversion, New LLC will be the general partner of the Partnership, and Holdco will be the sole limited partner of the Partnership. As used in this Agreement, the term “Reorganization” refers to the Merger and the Partnership Conversion collectively.

D.The boards of trustees of the Company, Holdco and Merger Sub, as well as Holdco as the sole shareholder of Merger Sub, have unanimously approved the Merger. Pursuant to Section 8-501.1(c)(6) of the Maryland REIT Law, the Merger does not require the approval of the shareholders of the Company.

E.It is intended that, for U.S. federal income tax purposes (and, where applicable, state and local tax purposes): the Reorganization shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” within the meaning of the Code and the Treasury regulations promulgated thereunder.

Exhibit 2.1
AGREEMENT

NOW THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I

THE MERGER

Section 1.1 Merger. In accordance with the provisions of this Agreement, the Articles of Merger (as defined below) and the Maryland REIT Law, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity under the laws of the State of Maryland.

Section 1.2 Effective Time and Execution. Subject to the terms and conditions of this Agreement, at a time of their choosing, the Parties shall cause the articles of merger pertaining to the Merger, substantially in the form of Exhibit A hereto (the “Articles of Merger”), to be filed with the Maryland State Department of Assessments and Taxation in the manner provided under Maryland law. The Merger shall become effective at the effective time set forth in the Articles of Merger as filed with and accepted for record by the Maryland State Department of Assessments and Taxation (the “Effective Time”). The Company, as it will exist from and after the Effective Time, is herein sometimes referred to as the “Surviving Entity.”

Section 1.3 Name of Surviving Entity. The name of the Surviving Entity following the Merger and prior to the Partnership Conversion shall be “Federal Realty Interim Real Estate Investment Trust.”

Section 1.4 Effect of the Merger.

(a) The Merger shall, from and after the Effective Time, have the effects provided for in the Maryland REIT Law and, as applicable, the Maryland General Corporation Law (the “MGCL”).

(b) Without limitation of paragraph (a) above, at the Effective Time, (i) all of the rights, privileges, powers and franchises and all property (real, personal and mixed) of the Company shall automatically vest in the Surviving Entity, (ii) all debts, liabilities and duties of the Company shall automatically attach to and become the responsibility of the Surviving Entity, (iii) all company acts, plans, policies, contracts, approvals and authorizations of the Company that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Entity and shall be effective and binding on the Surviving Entity as the same were with respect to the Company, (iv) any action or proceeding, whether civil, criminal or administrative, pending by or against the Company may be prosecuted as if the Merger had not taken place or the Surviving Entity may be substituted for the Company in any such action or proceeding and (v) any employees of the Company at the Effective Time shall be employees of the Surviving Entity.

Section 1.5 Governing Documents. At the Effective Time, the declaration of trust of the Company as in effect immediately prior to the Effective Time shall be the declaration of trust of the Surviving Entity, except that the declaration of trust of the Surviving Entity shall be amended as of the Effective Time to change the name of the Surviving Entity to Federal Realty Interim Real Estate Investment Trust. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity.

Exhibit 2.1

Section 1.6 Officers and Trustees. The persons serving as officers and trustees of the Company immediately prior to the Effective Time shall be the officers and trustees of the Surviving Entity until changed in accordance with the applicable organizational documents thereof.

Section 1.7 Effect on Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

(a)Company Common Shares. Each common share of beneficial interest, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one common share of beneficial interest, par value $.01 per share, of Holdco.

(b)Company Series 1 Preferred Shares. Each 5.417% Series 1 Cumulative Convertible Preferred Share of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 5.417% Series 1 Cumulative Convertible Preferred Share of Holdco.

(c)Company Series C Preferred Shares. Each 5.0% Series C Cumulative Redeemable Preferred Share of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 5.0% Series C Cumulative Redeemable Preferred Share of Holdco.

(d)Merger Sub Common Shares. Each common share of beneficial interest, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one common share of beneficial interest, par value $.01 per share, of the Company.

(e)Holdco Common Shares. Each share of beneficial interest of Holdco issued and outstanding immediately prior to the Effective Time shall automatically be cancelled for no consideration and cease to be issued or outstanding.

Section 1.8 Dissenter’s Rights. In accordance with the provisions of Section 8-501.1(j) of the Maryland REIT Law and Section 3-202(c)(3) of the MGCL, no dissenter’s rights will be available to the Company’s shareholders in connection with the Merger.

Section 1.9 No Required Surrender of Share Certificates. As used herein, the term “Company Shares” refers collectively to the Company’s common shares of beneficial interest, par value $.01 per share, and preferred shares of beneficial interest, par value $.01 per share.

(a) At and after the Effective Time: (i) where no physical certificate representing the Company Shares has been issued in the name of a holder thereof, a “book-entry” (i.e., a computerized or manual entry) shall be made in the share records of Holdco to evidence the issuance to such holder of the number of uncertificated shares of Holdco into which such Company Shares have been converted pursuant to Section 1.7, and Holdco shall cause each shareholder holding Holdco shares in book entry form to be provided such information as shall be required by or necessary to comply with Maryland law; (ii) each certificate which, immediately prior to the Effective Time, represented outstanding Company Shares (each, a “Company Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number, class and series of Holdco shares into which the Company Shares represented by such Company Certificate immediately prior to the Effective Time have been converted pursuant to Section 1.7.

Exhibit 2.1

(b) The registered holder of any Company Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of the Company, or of the transfer agent in respect of the Company Shares, immediately prior to the Effective Time, shall, until such Company Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the Holdco shares into which the Company Shares represented by any such Company Certificate have been converted pursuant to Section 1.7, subject to the provisions of Maryland law.

(c) Following the Effective Time, Holdco may, in its discretion, mail or cause to be mailed, to the persons who were registered holders of Company Certificates immediately prior to the Effective Time, a letter of transmittal, in customary form, containing instructions for use in effecting the surrender of such Company Certificates, if the holder so chooses, in exchange for a certificate (a “Holdco Certificate”), or, in Holdco’s discretion, uncertificated shares in book-entry form, representing the number, class and series of Holdco shares into which the Company Shares represented by such Company Certificate have been converted pursuant to Section 1.7.

(d) Each Holdco Certificate shall comply with all requirements set forth in Holdco’s declaration of trust or bylaws and applicable law with respect to notice of certain restrictions on ownership and transferability.

Section 1.10 Dividends. At the Effective Time and by operation of the Merger, the Company’s obligations with respect to any dividends or other distributions to the Company’s shareholders that have been declared by the Company, but not paid prior to the Effective Time, will be assumed by Holdco.

Section 1.11 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company shares theretofore outstanding on the records of the Company.

Section 1.12 Plan of Reorganization and Plan of Exchange. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each Party shall use commercially reasonable efforts to cause the Reorganization to qualify, and will not take any actions or cause any actions to be taken which would prevent the Reorganization from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

Section 1.13 Successor Issuer. It is the intent of the Parties that Holdco be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) solely for purposes of the Exchange Act, and in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of the Securities Act.

ARTICLE II

MISCELLANEOUS

Section 2.1 Descriptive Headings. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Exhibit 2.1
Section 2.2 Counterparts. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall constitute a single instrument.

Section 2.3 Successors and Assigns. This Agreement may not be assigned by a Party without the written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the Parties.

Section 2.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 2.5 Applicable Law. This Agreement, and any controversy or proceeding arising hereunder or in connection herewith, whether sounding in contract or tort, and whether brought at law or in equity, shall be governed by, construed and enforced in accordance with the laws of the State of Maryland without regard to any conflict of laws principles.

Section 2.6 Amendment and Termination. This Agreement may be amended or supplemented in any manner and from time to time prior to the Effective Time by a written instrument duly executed and delivered by all of the Parties. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken by the boards of trustees of the Parties. In the event of the termination and abandonment of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any Party or its trustees, officers or shareholders.

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Exhibit 2.1

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed all as of the date first written above.

FEDERAL REALTY INVESTMENT TRUST,
a Maryland real estate investment trust

By:	/s/ Dawn M. Becker
Name:	Dawn M. Becker
Title:	Executive Vice President-Corporate

FRT HOLDCO REIT,
a Maryland real estate investment trust

By:	/s/ Dawn M. Becker
Name:	Dawn M. Becker
Title:	Vice President-General Counsel and Secretary

FRT MERGER SUB REIT,
a Maryland real estate investment trust

By:	/s/ Dawn M. Becker
Name:	Dawn M. Becker
Title:	Vice President-General Counsel and Secretary

Exhibit 2.1

Exhibit A

Form of Articles of Merger

See attachment.

Exhibit 2.1

ARTICLES OF MERGER

Merging

FRT MERGER SUB REIT

(a Maryland real estate investment trust)

With and into

FEDERAL REALTY INVESTMENT TRUST

(a Maryland real estate investment trust)

THIS IS TO CERTIFY THAT:

FIRST: Each of FRT Merger Sub REIT, a Maryland real estate investment trust (“Merger Sub”), and Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), does hereby agree to effect a merger of said entities (the “Merger”) upon the terms and conditions set forth herein and as contemplated by the Merger Agreement and Plan of Reorganization, dated as of December 2, 2021, by and among the Company, FRT Holdco REIT, a Maryland real estate investment trust (“Holdco”), and Merger Sub (the “Merger Agreement”).

SECOND: Merger Sub and the Company were each formed under the laws of the State of Maryland. The Company shall survive the Merger as the surviving Maryland real estate investment trust (the “Surviving Entity”). At the Effective Time (as defined below) of the Merger and pursuant to Article SIXTH hereof, the name of the Surviving Entity shall be Federal Realty Interim Real Estate Investment Trust.

THIRD: The principal offices of Merger Sub and the Company in the State of Maryland are located in Montgomery County, and the address of such principal offices is 909 Rose Avenue, Suite 200, North Bethesda, MD 20852.

FOURTH: Merger Sub does not own any interest in land in the State of Maryland.

FIFTH: The terms and conditions of the transaction described in these Articles of Merger were advised, authorized and approved by each real estate investment trust party to these Articles of Merger in the manner and by the vote required by its declaration of trust and the laws of the State of Maryland. The manner of approval was as follows:

(a)At a meeting of the board of trustees of Merger Sub held on December 2, 2021, the Merger was approved and declared advisable and recommended for approval by the shareholders of Merger Sub; by the unanimous written consent of the sole shareholder of Merger Sub, dated December 2, 2021, the Merger was approved; and

(b)At a meeting of the board of trustees of the Company held on December 2, 2021, the Merger was approved; pursuant to Section 8-501.1(c)(6) of the Maryland REIT Law, the approval of the Company’s shareholders is not required.

Exhibit 2.1
SIXTH: The bylaws of the Company immediately prior to the Effective Time shall be the bylaws of the Surviving Entity. The declaration of trust of the Company immediately prior to the Effective Time shall be the declaration of trust of the Surviving Entity, except that, as part of the Merger and in accordance with Section 8-501.1(h) of the Maryland REIT Law and Section 3-109(d)(1)(i) of the Maryland General Corporation Law, Article I of the declaration of trust of the Surviving Entity is hereby amended, as of the Effective Time, to change the name of the Surviving Entity to the following:

Federal Realty Interim Real Estate Investment Trust

SEVENTH: At the Effective Time, Merger Sub shall be merged with and into the Company with the Company surviving the Merger as the Surviving Entity; and thereupon the separate existence of Merger Sub shall cease, the Surviving Entity shall possess any and all powers of Merger Sub, and all leases, licenses, property, rights, privileges and powers of whatever nature and description of Merger Sub shall be transferred to, vested in and devolved upon the Surviving Entity without further act or deed, and the Surviving Entity shall be liable for all the debts, liabilities, duties and obligations of Merger Sub. Except as otherwise specifically provided in these Articles of Merger, consummation of the Merger shall have the effects set forth in Section 8-501.1(o) of the Maryland REIT Law.

EIGHTH: (a) The total number of shares of beneficial interest that Merger Sub has authority to issue is 200 shares of beneficial interest, consisting of 100 common shares of beneficial interest, par value $.01 per share, and 100 preferred shares of beneficial interest, par value $.01 per share. The aggregate par value of all shares of beneficial interest Merger Sub has authority to issue is $2.00.

(b) The total number of shares of beneficial interest that the Company has authority to issue is 115,000,000 shares of beneficial interest, consisting of 100,000,000 common shares of beneficial interest, par value $.01 per share; and 15,000,000 preferred shares of beneficial interest, par value $.01 per share, of which 4,000,000 shares are designated as Series A Cumulative Redeemable Preferred Shares, 5,750,000 shares are designated as 8 ½% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, 399,896 shares are designated as 5.417% Series 1 Cumulative Convertible Preferred Shares of Beneficial Interest, and 6,400 shares are designated as 5.000% Series C Cumulative Redeemable Preferred Shares. The aggregate par value of all shares of beneficial interest the Company has authority to issue is $1,150,000.

(c) These Articles of Merger do not change the total authorized shares of beneficial interest or the authorized number of any class or series of shares of beneficial interest of the Company.

NINTH: The manner and basis of converting or exchanging the issued shares of beneficial interest of the merging real estate investment trusts, and the treatment of any issued shares of beneficial interest of the merging real estate investment trusts not to be converted or exchanged, as more fully described in the Merger Agreement, are as follows:

(a) Each common share of beneficial interest, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one common share of beneficial interest, par value $.01 per share, of the Surviving Entity.

(b) Each share of beneficial interest of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one equivalent share of beneficial interest of Holdco as provided for in Section 1.7 of the Merger Agreement.

TENTH: The Merger shall become effective at 12:00 a.m. Eastern Standard Time on January 1, 2022 (the “Effective Time”).

Exhibit 2.1
ELEVENTH: These Articles of Merger may be executed in multiple counterparts, with multiple signature pages, each bearing one or more signatures, but all such counterparts and multiple signature pages constitute one and the same instrument.

[Signature page follows.]

Exhibit 2.1

IN WITNESS WHEREOF, the undersigned have signed these Articles of Merger on this ____ day of December, 2021.

ATTEST:	FRT MERGER SUB REIT

Name: Darlene Hough	Name: Dawn M. Becker
Title: Assistant Secretary	Title: Vice President-General Counsel and Secretary

ATTEST:	FEDERAL REALTY INVESTMENT TRUST

Name: Darlene Hough	Name: Dawn M. Becker
Title: Assistant Secretary	Title: Executive Vice President-Corporate

Holdco executes these Articles of Merger for the sole purpose of acknowledging its obligation to issue and deliver the Holdco shares of beneficial interest contemplated by Section 1.7 of the Merger Agreement.

FRT HOLDCO REIT

Name: Dawn M. Becker
Title: Vice President-General Counsel and Secretary

Exhibit 2.1
THE UNDERSIGNED officer of FRT Merger Sub REIT hereby acknowledges in the name and on behalf of said real estate investment trust the foregoing Articles of Merger to be the act of said real estate investment trust and hereby certifies that to the best of her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

Dawn M. Becker, Vice President-General Counsel and Secretary

THE UNDERSIGNED officer of Federal Realty Investment Trust hereby acknowledges in the name and on behalf of said real estate investment trust the foregoing Articles of Merger to be the act of said real estate investment trust and hereby certifies that to the best of her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

Dawn M. Becker, Executive Vice President-Corporate